March 2, 2020

GenMark Diagnostics Reports Fourth Quarter and Full Year 2019 Results

CARLSBAD, Calif - GenMark Diagnostics, Inc. (Nasdaq: GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today announced financial results for the fourth quarter and year ended December 31, 2019.

Full Year 2019 Financial Highlights

•	Total revenue of $88.0 million, an increase of 24% over 2018

◦	ePlex revenue of $60.3 million, an increase of more than 59% over 2018

•	Gross margin of 32.5%, a 500-bps improvement over 2018

•	Ended the year with $53.5 million in cash and investments

Fourth Quarter 2019 Financial Highlights

•	Total revenue of $27.2 million, an increase of 40% over the fourth quarter of 2018

◦	ePlex revenue of $19.2 million, an increase of approximately 58% over the fourth quarter of 2018

•	Gross margin of 33.5%, a 630-bps improvement over the fourth quarter of 2018

Operational Highlights

•	Placed 38 net new ePlex analyzers in the fourth quarter of 2019, expanding the global installed base to 527 at year end

•	Approximate average annuity per ePlex analyzer of $148,000, compared to $139,000 in the comparable period of 2018

•	Over 70% of the placements in the fourth quarter were within labs that previously had a competitive analyzer

•	Shipped initial Research Use Only (RUO) test kits designed to detect the SARS-CoV-2 virus to several key sites in the U.S. with access to clinical samples and to the company's Hong Kong distributor

“2019 was a turning point for our company. From the FDA clearance and launch of our suite of blood culture identification panels to our significant improvement in gross margin, our team delivered meaningful results through teamwork and clearly defined goals,” said Scott Mendel, Interim President and Chief Executive Officer. "I am confident that we will build on these achievements and drive strong revenue growth and improving margins in 2020.”

“As revenue crosses over the $100 million mark in 2020, we are increasingly focused on driving towards cash flow positivity. We expect continued strong U.S. ePlex revenue growth, which is the vast majority of our business. Internationally, we plan to take a more measured approach that balances additional placements with stronger leverage of 2019’s geographic expansion,” concluded Mendel.

Fourth Quarter Financial Results
Revenue was $27.2 million in the fourth quarter of 2019, an increase of 40% versus $19.4 million in the fourth quarter of 2018.

Gross profit was $9.1 million, or approximately 33.5% of revenue, compared with $5.3 million, or 27.2% of revenue in the same period of 2018.

Operating expenses for the fourth quarter of 2019 were $17.8 million compared to $15.9 million in the same period of 2018. The increase was largely due to higher BCID launch and ePlex development expenses.

Loss per share was $0.17 for the fourth quarter of 2019, compared to a $0.21 loss per share in the fourth quarter of 2018.

Full Year 2019 Financial Results
Revenue was $88.0 million in 2019, an increase of 24% versus $70.8 million in 2018. Gross profit was $28.6 million, or 32.5% of revenue, compared with $19.5 million, or 27.5% of revenue in the prior year.

Operating expenses for 2019 were $70.4 million compared to $67.3 million in 2018. The increase was largely due to higher BCID launch and ePlex development expenses.

Loss per share was $0.82 for 2019, compared to a $0.91 loss per share in 2018.

Cash and investments were $53.5 million as of December 31, 2019.

Guidance for Full Year 2020
The company expects revenue for the full year 2020 in the range of $100 million to $110 million, which represents growth of 14% to 25%, updated from the 20-25% previously communicated. ePlex revenues are expected to increase by more than 30% in 2020 and represent approximately 70% to 80% of total 2020 revenue.

Global ePlex placements are expected to range from 130 to 160 net new analyzers with an annuity per analyzer between $130,000 and $135,000.

Gross margin is expected to be in the 36% to 39% range and operating expenses are expected to be approximately $65 million to $70 million.

Cash used in operations is projected to decline year over year to $16 million to $20 million.

Webcast and Conference Call Information
GenMark will host a conference call to discuss fourth quarter results in further detail on Monday, March 2, 2020 starting at 4:30 p.m. ET. The conference call will be concurrently webcast. The link to the webcast will be available on the GenMark Diagnostics, Inc. website at www.genmarkdx.com under the investor relations section and will be archived for future reference. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 8163576 approximately five minutes prior to the start time.

About GenMark Diagnostics
GenMark Diagnostics (NASDAQ: GNMK) is a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics, and reduce the total cost-of-care. Utilizing GenMark's proprietary eSensor® detection technology, GenMark's eSensor XT-8® and ePlex® systems are designed to support a broad range of molecular diagnostic tests with compact, easy-to-use workstations and self-contained, disposable test cartridges. GenMark’s ePlex: The True Sample-to-Answer Solution™ is designed to optimize laboratory efficiency and address a broad range of infectious disease testing needs, including respiratory, bloodstream, and gastrointestinal infections. For more information, visit www.genmarkdx.com.

Safe Harbor Statement
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our future financial performance, regulatory submissions and approvals, plans and objectives of management, and the timely and effective commercialization and clinical impact of our ePlex system, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, our ability to successfully commercialize our ePlex system and its related test menu in a timely manner, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand, our ability to successfully expand sales of our product offerings outside the United States, and third-party payor reimbursement to our customers, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Investor Relations Contact
Leigh Salvo
(415) 937-5404

GENMARK DIAGNOSTICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	As of December 31,
	2019	2018
ASSETS:
Current Assets:
Cash and cash equivalents	$44,360	$36,286
Short-term marketable securities	9,100	8,882
Accounts receivable, net of allowances of $376 and $75, respectively	16,759	11,534
Inventories	11,301	10,244
Prepaid expenses and other current assets	1,877	1,483
Total current assets	83,397	68,429

Property and equipment, net	20,419	21,070
Intangible assets, net	1,432	2,023
Restricted cash	758	758
Noncurrent operating lease right-of-use assets	4,642	—
Other long-term assets	825	701
Total assets	$111,473	$92,981

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$12,249	$9,886
Accrued compensation	7,493	7,358
Current operating lease liability	1,842	—
Other current liabilities	2,732	3,043
Total current liabilities	24,316	20,287

Deferred rent	—	2,996
Long-term debt	69,145	36,042
Noncurrent operating lease liability	5,796	—
Other noncurrent liabilities	53	109
Total liabilities	99,310	59,434

Commitments and contingencies - See Note 7

Stockholders' equity
Preferred stock, $0.0001 par value; 5,000 authorized, none issued	—	—
Common stock, $0.0001 par value; 100,000 authorized; 60,255 and 56,240 shares issued and outstanding as of December 31, 2019 and 2018, respectively	6	6
Additional paid-in capital	526,294	500,344
Accumulated deficit	(514,233)	(466,883)
Accumulated other comprehensive income	96	80
Total stockholders’ equity	12,163	33,547
Total liabilities and stockholders’ equity	$111,473	$92,981

GENMARK DIAGNOSTICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Product revenue	$27,078	$19,325	$87,491	$70,481
License and other revenue	118	53	530	278
Total revenue	27,196	19,378	88,021	70,759
Cost of revenue	18,079	14,106	59,418	51,278
Gross profit	9,117	5,272	28,603	19,481
Operating expenses:
Sales and marketing	6,127	5,813	24,118	21,777
General and administrative	4,942	4,147	19,159	17,545
Research and development	6,754	5,924	27,140	27,931
Total operating expenses	17,823	15,884	70,417	67,253
Loss from operations	(8,706)	(10,612)	(41,814)	(47,772)
Other income (expense):
Interest income	74	134	512	711
Interest expense	(1,630)	(862)	(5,961)	(3,108)
Other (expense) income	11	(143)	(23)	(192)
Total other expense	(1,545)	(871)	(5,472)	(2,589)
Loss before provision for income taxes	(10,251)	(11,483)	(47,286)	(50,361)
Income tax expense	36	80	64	139
Net loss	$(10,287)	$(11,563)	$(47,350)	$(50,500)
Net loss per share, basic and diluted	$(0.17)	$(0.21)	$(0.82)	$(0.91)
Weighted average number of shares outstanding, basic and diluted	58,915	56,065	57,603	55,669

Other comprehensive loss:
Net loss	$(10,287)	$(11,563)	$(47,350)	$(50,500)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	48	15	11	44
Net unrealized gains (losses) on marketable securities, net of tax	(3)	1	5	27
Total other comprehensive income (loss)	45	16	16	71
Total comprehensive loss	$(10,242)	$(11,547)	$(47,334)	$(50,429)

GENMARK DIAGNOSTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years ended December 31,
	2019	2018	2017
Operating activities:
Net loss	$(47,350)	$(50,500)	$(61,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,268	7,088	5,317
Net accretion of premiums/discounts on investments	(133)	(142)	(39)
Amortization of deferred debt issuance costs	1,740	938	1,132
Stock-based compensation	12,046	11,697	12,170
Provision for bad debt	338	23	14
Non-cash inventory adjustments	2,631	1,426	1,323
Other non-cash adjustments	537	15	(224)
Changes in operating assets and liabilities:
Accounts receivable	(5,584)	(878)	(1,555)
Inventories	(6,534)	(2,414)	(10,512)
Prepaid expenses and other assets	(750)	854	(599)
Accounts payable	1,501	(1,389)	2,557
Accrued compensation	(885)	1,059	(263)
Other current and non-current liabilities	249	(289)	(893)
Net cash used in operating activities	(34,926)	(32,512)	(53,422)
Investing activities:
Payments for intellectual property licenses	—	—	(500)
Purchases of property and equipment	(2,092)	(2,575)	(4,815)
Purchases of marketable securities	(32,135)	(29,778)	(70,989)
Proceeds from sales of marketable securities	—	—	13,896
Maturities of marketable securities	32,055	66,300	37,500
Net cash (used in) provided by investing activities	(2,172)	33,947	(24,908)
Financing activities:
Proceeds from issuance of common stock	14,021	1,061	87,267
Costs incurred in conjunction with public offering	(574)	—	(5,469)
Principal repayment of borrowings	(35,093)	(92)	(7,848)
Proceeds from borrowings	70,000	7,098	15,000
Costs associated with debt issuance	(3,638)	(20)	(187)
Proceeds from stock option exercises	457	22	287
Net cash provided by financing activities	45,173	8,069	89,050
Effect of exchange rate changes on cash	(1)	28	75
Net increase in cash and cash equivalents	8,074	9,532	10,795
Cash and cash equivalents at beginning of year	37,044	27,512	16,717
Cash and cash equivalents at end of year	$45,118	$37,044	$27,512
Non-cash investing and financing activities:
Transfer of systems from inventory to property and equipment	$2,846	$1,689	$4,885
Property and equipment costs incurred but not paid included in accounts payable	$1,234	$372	$227
Supplemental cash flow information:
Cash paid for interest	$3,946	$2,028	$1,643
Cash paid for income taxes, net	$155	$165	$61